EXHIBIT 99.1

FOR RELEASE:	IMMEDIATELY

DATE:	NOVEMBER 1, 2006

CONTACT:	CHOICEONE FINANCIAL SERVICES, INC. James A. Bosserd, President and Chief Executive Officer (616) 887-7366

VALLEY RIDGE FINANCIAL CORP. Richard L. Edgar, President and Chief Executive Officer (616) 678-5911

CHOICEONE FINANCIAL SERVICES, INC. COMPLETES ITS MERGER
WITH VALLEY RIDGE FINANCIAL CORP.

          Sparta, Michigan and Kent City, Michigan - James A. Bosserd, President and CEO of ChoiceOne Financial Services, Inc. ("ChoiceOne"), and Richard L. Edgar, President and CEO of Valley Ridge Financial Corp. ("Valley Ridge"), announced today that ChoiceOne and Valley Ridge completed the merger of their organizations. As a result of the merger, shareholders of Valley Ridge will receive 8.5 shares of ChoiceOne common stock for each share of Valley Ridge common stock. Valley Ridge shareholders will receive cash in lieu of any fractional shares of ChoiceOne common stock. Information on how to exchange Valley Ridge common stock for ChoiceOne common stock is expected to be mailed to Valley Ridge shareholders on or about November 10, 2006. In addition, prior to the completion of the merger, Valley Ridge declared a special dividend to its shareholders that equaled, in the aggregate, $10 million or approximately $53.60 per share. This dividend will be paid on November 30, 2006 to Valley Ridge shareholders of record as of October 31, 2006. The total value of the transaction is approximately $38.5 million.

          ChoiceOne is a financial holding company headquartered in Sparta, Michigan. Upon completion of the merger, ChoiceOne now operates 14 banking offices in West Michigan, with assets of approximately $475 million.

          Mr. Bosserd stated, "We welcome Valley Ridge customers to ChoiceOne and look forward to offering new and existing customers a wide range of financial products and services. We are highly committed to the West Michigan communities we now serve and we are excited about the opportunities that we believe this merger presents for the combined organization."

          According to Mr. Edgar, "ChoiceOne is a strong organization with a history of benefiting the communities that it serves. We believe the merger will benefit both our customers and the communities that we serve."

Forward-Looking Statements

          This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; the level and timing of asset growth; and the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release